CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL
Exhibit 10.2

LICENSE AGREEMENT

BETWEEN

CHROMADEX CORPORATION

AND

CORNELL UNIVERSITY

FOR

DOCKET NO. D-3787

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

-i-

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between ChromaDex Inc, a California corporation having an address at 10005 Muirlands Blvd, Suite G, First Floor, Irvine, CA 92618 (“LICENSEE”) and Cornell University (“Cornell”) as represented by its Cornell Center for Technology Enterprise and Commercialization (“CCTEC”) at 395 Pine Tree Road, Ithaca, NY 14850.

This Agreement is effective on July 5th 2011 (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in Disclosure Docket No. D-3787 and titled “Analogs of a B Vitamin (Nicotinamide Riboside, NR), and Efficient, Stereoselective Methods to Synthesize such Analogs” (“Invention”), were made in the course of research at Cornell by Dr. Anthony Sauve and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the Inventors are employees of Cornell, and they are obligated to assign all of their right, title and interest in the Invention to the Cornell Research Foundation, Inc. (“CRF”) or to Cornell and have done so;

WHEREAS, CRF has engaged CCTEC to manage the Invention, in whole or in part, assigned to it and has fully authorized CCTEC to manage all rights subsisting therein and to enter into any agreement granting such rights to advance the missions of Cornell;

WHEREAS, CCTEC is the officially authorized unit at Cornell to manage Invention and to grant rights subsisting therein for Cornell and CRF;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE desires to obtain certain rights from Cornell for commercial development, use, and sale of the Invention, and Cornell is willing to grant such rights; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, the associated intellectual property rights, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least [*] percent ([*]%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least [*] percent ([*]%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least [*] percent ([*]%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

1.2 “Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

1.3 “Field” means use of Nicotinamide Riboside in Dietary Supplement, Food, Food Additive, Cosmetic, and Drug (as each of these terms is defined in the United States Food, Drug, and Cosmetic Act (“FD&C Act”) or its successors) products and in the Research Market as defined herein. “Research Market” means use by consumers in laboratories of academic, government, industrial, clinical, or other institutions who determine for themselves that they are entitled to purchase and/or use Licensed Products labeled “For Research Use Only - Not for any clinical or therapeutic use in Humans or Animals” or a reasonable equivalent thereto. The Research Market expressly excludes, everywhere in the world, use of Licensed Products for the diagnosis of, or predisposition to, or therapy of a disease state in humans or animals. Field also includes beverages and beverage additives.

1.4 “Territory” means worldwide.

1.5 “Term” means the period of time beginning on Effective Date and ending on the expiration date of the longest-lived patent in Patent Rights.

1.6 “Patent Rights” means CRF’s or Cornell’s right in patent applications listed in Appendix C disclosing and claiming the Invention, filed by Inventors and assigned to CRF or Cornell; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7 This paragraph left intentionally blank.

1.8 “Licensed Method” means any method that is claimed in Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell or CRF is the sole owner and assignee of Patent Rights.

1.9 “Licensed Product” means any service, composition or product that is claimed in Patent Rights, or that is produced or enabled by Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell or CRF is the sole owner and assignee of Patent Rights.

1.10 “Net Sales” means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at the list price of LICENSEE in an arm-length transaction, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

1.11 “Patent Costs” means a pro rata share of all expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights plus a [*]% patent service fee for services to be provided by Cornell to LICENSEE relating to patent prosecution.

1.12 “Nicotinamide Riboside” shall mean the compound:
ARTICLE 2. GRANTS

2.1 License. Subject to Article 5.1 (“patent costs reimbursement obligations”) and to the limitations set forth in this Agreement Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights in the Field as defined in 1.3.

The license granted herein is nonexclusive for Patent Rights in the field of the Research Market.

2.2 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense to third parties during the Term but only for as long as the license for Patent Rights is exclusive.

(b) With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of Cornell;

(ii) to the extent applicable, include all of the rights of and obligations due to Cornell (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii) promptly provide Cornell with a copy of each Sublicense issued and any amendment made to any Sublicense; and

(iv) collect and guarantee payment of all payments due, directly or indirectly, to Cornell from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Cornell from Sublicensees.

(c) Unless a Sublicense receives written consent from Cornell prior to its issuance by LICENSEE to the Sublicensee and becomes effective, upon termination of this Agreement for any reason, Cornell, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to Cornell said Sublicense.

2.3 Reservation of Rights. Cornell reserves the right to:

(a) use the Invention and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention at any time; and

(c) allow other nonprofit institutions to use Invention, and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to Cornell and the provision of Nicotinamide Riboside to Dr. Anthony Sauve under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall

(a)(i) pay Cornell a license issue fee of [*] dollars (US$[*]), within [*] ([*]) days after the Effective Date;

(a)(ii) upon LICENSEE’s commencement of manufacturing, Dr. Anthony Sauve upon his written request will be provided with up to [*]grams of Nicotinamide Riboside per year and purified to [*]% purity as determined by nuclear magnetic resonance spectroscopy;

(b) pay Cornell license maintenance fees of initially [*] dollars (US$[*]) per year and payable on the Effective Date and annually thereafter on each anniversary according to the following schedule; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

Fee payable to Cornell:	Date:
$ [*]	2011 to 2012
$ [*]	2013 to 2015
$ [*]	2016 to 2018
$ [*]	each year thereafter
(c) pay Cornell milestone payments in the amounts payable according to the following schedule or events by Licensee or its customers:

Amount	Date or Event
$[*]	First sale of Licensed Product as a Cosmetic ingredient
$[*]	Submission of Notification for New Dietary Ingredient for Licensed Product or GRAS self affirmation
$[*]	Submission of IND for Licensed Product
$[*]	Initiation of Phase II Trial of Licensed Product
$[*]	Initiation of Phase III Trial of Licensed Product
$[*]	FDA approval of Licensed Product

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(d) pay Cornell an earned royalty of [*] percent ([*]%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) for any Licensed Product sold direct to consumers or to consumers through distributors, whether or not it is relabelled;

pay Cornell an earned royalty of [*] percent ([*]%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) for any Licensed Product sold to other businesses for incorporation into their products;

PROVIDED, HOWEVER, that if, during the term hereof, LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to make, use, sell, offer for sale, or import Licensed Products, then LICENSEE may deduct $[*] from the earned royalties payable to Cornell for every $[*] LICENSEE actually pays to said third parties provided however that, in no event will the royalties paid to Cornell under this Section 3.1(d) be less than [*]percent ([*]%) of the amount due under this Section 3.1(d).

(e) pay Cornell a percentage of all Sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedule;

Percentage of Sublicensee fee payable to Cornell	Events achieved by LICENSEE prior to issuance of Sublicense by LICENSEE
[*]%	Prior to submission of Notification for New Dietary

(f) pay Cornell on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the higher of (i) [*]percent ([*]%) of the royalties received by LICENSEE; or the (ii) royalties based on the royalty rate in Paragraph 3.1(d) as applied to Net Sales of Sublicensee;

(g) pay Cornell beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to Cornell in any such year cumulatively are less than the amount (“minimum annual royalty”) illustrated below:

Year of Commercial Sale	Minimum Annual Royalty
First	$[*]
Second	$[*]
Third and following	$[*]

LICENSEE shall pay to Cornell on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1.

3.2 Patent Costs. LICENSEE shall reimburse Cornell all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within [*] ([*]) days following the date an itemized invoice is sent from Cornell to LICENSEE.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

3.3 Due Diligence.

(a) LICENSEE shall:

(i) diligently proceed with the development, manufacture and sale of Licensed Products;

(ii) Transfer the method of production to a toll manufacturer within twelve months of Effective Date

(iii) market Licensed Products in Research Market the United States within [*] of the Effective Date;

(iv) submit a Notification for New Dietary Ingredient covering Licensed Products to the United States FDA or establish GRAS self affirmation within [*] from the Effective Date of this Agreement;

(v) Formal launch of a branded ingredient for food and cosmetics that is a Licensed Product within [*] of Effective Date

(vi) Commence clinical study of Licensed Product as a dietary supplement within [*] of Effective Date

(vii) use its reasonable efforts to fill the market demand for Licensed Products following commencement of marketing on a per-field basis at any time during the term of this Agreement; and

(viii) obtain and maintain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(viii), then Cornell shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license. This right, if exercised by Cornell, supersedes the rights granted in Article 2.

(c) If at any time during the Term, LICENSEE has not begun a genuine product or business development program for at least one Licensed Product for any specific use within the licensed Field or Territory that does not directly compete with the Licensed Product LICENSEE is actively developing and LICENSEE refuses to initiate any program to address the specific use at the request of Cornell, Cornell may then exclude said specific use from the licensed Field of LICENSEE and license such rights to one or more third parties.

(d) If at any time during the Term, LICENSEE has not begun a genuine product or business development program for at least one Licensed Product for any specific use within the licensed Field or Territory and Cornell receives one ore more earnest offers to license Patent Rights for said specific use, Cornell shall refer such offers to LICENSE. If LICENSEE fails to grant Sublicenses to satisfy the market demand for said specific use, Cornell may then exclude said specific use from the licensed Field and license such rights to one or more third parties.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Development Reports. Beginning [*] after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities and efforts in the development of rights granted to LICENSEE under this Agreement for the preceding [*]. The report shall include, but not be limited to, activities and efforts to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such [*] reports shall be due within [*] days of the reporting period and shall use the form as provided herein as Appendix A.

(b) Commercialization Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell [*] reports on or before each [*] of each year. Each report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(i) the gross sales and Net Sales (as defined in Paragraph 1.11) during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(ii) the number of each type of Licensed Product sold;

(iii) Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(iv) the method used to calculate the royalties;

(v) the exchange rates used;

(vi) relevant business and corporate development efforts relating to the rights granted in this Agreement.

LICENSEE shall provide the above information using the form as shown in Appendix B and include information on the date of the first commercial sale of each additional Licensed Product or in each additional country.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2 Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least [*] ([*]) years following a given reporting period.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(b) All records shall be available during normal business hours for inspection at the expense of Cornell by Cornell’s Internal Audit Department or by a Certified Public Accountant selected by Cornell and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Cornell any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of [*]percent ([*]%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to Cornell had the LICENSEE reported correctly, plus an interest charge at a rate of [*] percent ([*]%) per year. Such interest shall be calculated from the date the correct payment was due to Cornell up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [*] percent ([*]%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within [*] ([*]) days without interest charge or inspection cost.

4.3 Payments.

(a) All fees, reimbursements and royalties due Cornell shall be paid in United States dollars and all checks shall be made payable to “Cornell University”, referencing Cornell’s taxpayer identification number, [*], and sent to Cornell according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b) Royalty Payments.

(i) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii) LICENSEE shall pay earned royalties [*] each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed [*].

(iii) Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of Cornell’s tax liability in any particular country may be credited against earned royalties or fees due Cornell for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of fund for as long as the legal restrictions apply.

(v) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by Cornell when due, LICENSEE shall pay to Cornell interest charges at a rate of [*]percent ([*]%) per year. Such interest shall be calculated from the date payment was due until actually received by Cornell.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed Cornell for Patent Costs pursuant to Paragraph 3.2, Cornell shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. Cornell shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from Cornell, and all patents and patent applications in Patent Rights shall be assigned solely to CRF or Cornell.

(b) Cornell shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold as Licensed Products by LICENSEE under this Agreement.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon [*] months’ written notice to Cornell. Cornell shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. Cornell, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by Cornell as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. Cornell is not obligated to file, prosecute, or maintain Patent Rights outside of the territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

5.2 Patent Infringement.

(a) In the event that Cornell (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither Cornell nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other which consent shall not be un-reasonably withheld. Cornell shall have the right to terminate this Agreement immediately without the obligation to provide [*] days’ notice as set forth in Paragraph 7.1 if LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of Cornell. Both Cornell and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(b) If infringing activity of potential commercial significance by the infringer has not been abated within [*] days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. CRF and/or Cornell may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join CRF or Cornell in a suit initiated by LICENSEE without Cornell’s prior written consent. If, in a suit initiated by LICENSEE, CRF or Cornell is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by CRF or Cornell arising out of such suit, including but not limited to, any legal fees of counsel that CRF or Cornell selects and retains to represent it in the suit.

(c) If, within [*] ([*]) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, CRF or Cornell may institute suit for patent infringement against the infringer. If CRF or Cornell institutes such suit, LICENSEE may not join such suit without CRF’s or Cornell’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of CRF’s or Cornell’s suit or any judgment rendered in that suit.

(d) Any recovery or settlement received in connection with any suit will first be shared by Cornell or CRF and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to CRF, Cornell or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other, provided that any amounts reimbursed to Cornell or CRF by LICENSEE pursuant to Section 5.2(b) above shall be deducted from amounts shared hereunder. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and Cornell as follows: (i) Cornell will receive [*] percent ([*]%) of the recovery if CRF or Cornell was not a party in the litigation and did not incur any litigation costs; (ii) Cornell will receive [*] percent ([*]%) of the recovery if CRF or Cornell was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (iii) Cornell will receive [*] percent ([*]%) of the recovery if CRF or Cornell incurred any litigation costs in connection with the litigation. In any suit initiated by CRF or Cornell, any recovery in excess of litigation costs will be shared between LICENSEE and Cornell or CRF as follows: (i) LICENSEE will receive [*]percent ([*]%) of the recovery if LICENSEE was not a party in the litigation and did not incur any litigation costs; (ii) LICENSEE will receive [*] percent ([*]%) of the recovery if LICENSEE was a party in the litigation, but did not incur any litigation costs, or (iii) LICENSEE will receive [*] percent ([*]%) of the recovery if LICENSEE incurred any litigation costs in connection with the litigation. CRF, Cornell and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(e) Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(f) Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(g) Any litigation proceedings will be controlled by the party bringing the suit, except that CRF and Cornell may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 Termination by Cornell.

(a) If LICENSEE fails to perform or violates any term of this Agreement, then Cornell may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within [*] ([*]) days of the Notice of Default, Cornell may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

(b) This Agreement will terminate immediately, without the obligation to provide written notices as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of CRF’s or Cornell’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a [*] ([*])-day written notice to Cornell. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Cornell or CRF arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Paragraph 8.2 (Indemnification);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy); and

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(f) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of [*] days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.5 Grant Back to Cornell. To the extent that LICENSEE owns or controls (now or in the future) any patent rights that blocks, interferes with or otherwise prevents Cornell from making or having made, using or having used, selling and having sold, offering for sale or importing or having imported Licensed Products or licensing to others such rights (“Blocking Rights”), then LICENSEE hereby grants or will cause to be granted a nonexclusive, worldwide, perpetual, royalty-free license to make and have made, use and have used, sell and offer for sale, import and have imported products that are claimed in the Blocking Rights, with the right to grant sublicenses to third parties, provided that such products are also Licensed Products and are licensed or exercised by Cornell together with the Patent Rights.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) Cornell warrants that it has the lawful right to grant this license.

(b) The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c) In no event shall Cornell or CRF be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method.

(d) Nothing in this Agreement shall be construed as:

(i) a warranty or representation by Cornell or CRF as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppel or otherwise any license or rights under any patents of CRF or Cornell other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend CRF, Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, [*] dollars (US$[*]); (B) products/completed operations aggregate, [*] dollars (US$[*]); (C) personal injury, [*] dollars (US$[*]); and (D) general aggregate (commercial form only), [*] dollars (US$[*]); and

(ii) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall, within [*] ([*]) days of Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for [*] ([*]) day advance written notice to Cornell of any modification; (ii) indicate that Cornell has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(d) Cornell shall notify LICENSEE in writing of any claim or suit brought against CRF or Cornell in respect of which Cornell intends to invoke the provisions of this Article. LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “Cornell University”, the names of Cornell’s various units, centers, schools, and faculty, and the name, “Cornell Research Foundation”, is prohibited, without the express written consent of Cornell.

9.2 Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, Cornell shall request the Inventors not disclose such terms and conditions to others.

9.3 Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where CRF or Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4 LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2 but LICENSEE shall not disclose the financial terms of this Agreement except where LICENSEE is required by law or the order of a court of competent jurisdiction to do so. To the extent LICENSEE makes any forward-looking statement in its press releases, LICENSEE shall receive prior consent of Cornell which shall not be unreasonably withheld.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person;

(b) on the date of successful transmission if sent by facsimile,

(c) one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:
Reports and Notices Contact:
ChromaDex Corporation
10005 Muirlands Blvd
Suite G, First Floor
Irvine, CA 92618
Ph: 949-419-0288
Fax: 949-419-0294
Attention: Tom Varvaro
EMAIL:tom.varvaro@Chromadex.com

Accounts Payable Contact:

ChromaDex Corporation
10005 Muirlands Blvd
Suite G, First Floor
Irvine, CA 92618
Ph: 949-419-0288
Fax: 949-419-0294
Attention: Accounts Payable

Intellectual Property Contact

ChromaDex Corporation
10005 Muirlands Blvd
Suite G, First Floor
Irvine, CA 92618
Ph: 949-419-0288
Fax: 949-419-0294
Attention: Tom Varvaro
EMAIL: tom.varvaro@Chromadex.com

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

If sent to Cornell:

For all correspondence except payments –

Cornell Center for Technology Enterprise and Commercialization
Attention: Executive Director
395 Pine Tree Road, Suite 310
Ithaca, NY 14850
FAX: 607-254-5454
TEL: 607-254-5236
EMAIL: cctec-contracts@cornell.edu

For all payments –

If sent by mail:

Cornell Center for Technology Enterprise and Commercialization
PO Box 6899
Ithaca, NY 14850-6899

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name: [*]
Bank account no.: [*]
Bank routing (ABA) no.: [*]
SWIFT code: [*]
Bank account name: [*]
ACH format code: Not required
Bank address: [*]
Additional information:[*]
Agreement No.: <to be filled in>
Department contact: [*]

A FAX copy of the transaction receipt shall be sent to Associate Director for Finance and Operations at: [*]. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges shall not be deducted from total amount due to Cornell.

10.2 Secrecy.

(a) “Confidential Information” shall mean information relating to the Invention and disclosed by Cornell to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within [*] ([*]) days of such disclosure be reduced to writing by Cornell and sent to LICENSEE:

(b) Licensee shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of Cornell, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of Cornell; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and
(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending [*] ([*]) years from the termination date of this Agreement.

10.3 Assignability. This Agreement may be assigned by Cornell, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of Cornell.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CHROMADEX CORPORATION:	CORNELL UNIVERSITY:

By: /s/ William Spengler	By: /s/ Brian Kelly
(Signature of an authorized officer)	(Signature of an authorized officer)

Name: William Spengler	Name: Brian Kelly

Title: President	Title: Director Technology Commercialization and Liason

Date: 7/12/2011	Date: July 12, 2011

ATTEST:	ATTEST:

By: /s/ Frank Jaksch	By: /s/ Carol J. Dempster
(Signature of a witness)	(Signature of a witness)

Name: Frank Jaksch	Name: Carol J. Dempster
Date: 7/12/2011	Date: July 12, 2011

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Appendix A - DEVELOPMENT REPORT

Company Name	CCTEC Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From ___/ ___/___ Through ___/ ___/___	EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) ___/ ___/___
Please Check One Your Company Has: [ ] less than 500 employees worldwide [ ] 500 or more employees worldwide
For the reporting period prescribed in the agreement, please provide detailed answers to the questions listed below. Please attach a separate report to this sheet if necessary.

1. Summary of work completed during the reporting period

2. Summary of work in progress

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

3. Current schedule of anticipated events or milestones, e.g. First round of financing, Phase 1 Clinical trials, etc.

4. Market plans for Introduction of Licensed Product(s)

5. Summary of resources (dollar value) spent in the reporting period.

6. Pipeline for Licensed Products
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) ___/ ___/___

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Appendix B - Commercialization Report

Company Name	CCTEC Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From ___/ ___/___ Through ___/ ___/___	EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) ___/ ___/___
Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.

CCTEC Docket #	Country	Number of Units Sold	Gross Sales by Country	Net Sales by Country* ( A )	Royalty Rate* ( B )	Total Royalties by Country ( A * B )

* Please refer to the license agreement for:
· applicable royalty rate, please provide as decimal;
· how Net Sales should be calculated;
· applicable share of sublicense fees;
· application of minimum royalty rate
· If sales were in a currency other than United States Dollars, please specify exchange rate used
Royalty Subtotal
Minimum Royalty Payment*
Total Royalty Owed
Total Sublicense Fees* (if applicable)
Total Payment

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Sublicense Activity (if applicable)
Number of sublicenses granted during the reporting period	Number of sublicenses terminated or expired during the reporting period
Granted Sub-Licensee Company Name(s) (please list below)	Terminated Sub-Licensee Company Name(s) (please list below)

Total Number of active sublicenses during reporting period

Other Licensed Products in the pipeline
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Are Licensed Product(s) Manufactured in the US? Yes No
If No, please list countries where Licensed Product(s) is manufactured
Product Name	Countries
Product Name	Countries
Product Name	Countries
Product Name	Countries

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) ___/ ___/___

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Appendix C - Patents and Applications

Cornell Reference	Country of Filing	Application No
3787-02-US	United States	11/601,714
3787-04-CN	China	200680051368.4
3787-05-EP	Europe	6837837
3787-06-IN	India	4525/DELNP/2008
300991687.2